Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on October 6, 2026

Registration Statement No. 333-275606-11

**PRICING DETAILS** ~$1,015MM GMCAR 2026-4 (Prime Auto Loan)

Joint-Leads: SMBC (Str.), Deutsche Bank, J.P. Morgan, MUFG, TD Securities

Co-Managers: BNP, Credit Agricole, Great Pacific, SocGen

-Anticipated Capital Structure-

CLASS	SIZE($MM)	WAL*	F/M**	P-WIN	E-FIN	L-FIN	Bench	Spread	YLD%	CPN%	$PX

A-1	198.000	0.24	F1+/P-1	1-6	04/16/27	10/18/27	I-CRV	+14	4.258	4.258	100.00000

A-2A	280.610	1.04	AAA/Aaa	6-20	06/16/28	10/16/29	I-CRV	+37	4.833	4.780	99.99485

A-2B	75.000	1.04	AAA/Aaa	6-20	06/16/28	10/16/29	SOFR30A	+37			100.00000

A-3	355.610	2.44	AAA/Aaa	20-41	03/18/30	11/17/31	I-CRV	+47	5.325	5.260	99.98427

A-4	74.180	3.64	AAA/Aaa	41-44	06/17/30	06/16/32	I-CRV	+47	5.429	5.360	99.97160

B	16.710	3.67	AA/Aa2	44-44	06/17/30	08/16/32	I-CRV	+65	5.611	5.540	99.97833

C	15.670	3.67	A/A2	44-44	06/17/30	04/17/34	I-CRV	+75	5.711	5.640	99.98598

* WAL assumes a prepayment speed of 1.30% ABS to 10.00% Clean-Up Call

** Minimum Expected Ratings

-Transaction Details-

* Deal Size: ~$1.015BN (no grow)

* Registration: SEC-Registered

* ERISA Eligible: Yes

* BBG Ticker: GMCAR 2026-4

* Expected Ratings: Fitch / Moody’s

* Pricing Date: 10/6/26

* Expected Settlement: 10/14/26

* First Payment Date: 11/16/26

* Pricing Speed: 1.30% ABS to 10.00% Clean-Up Call

* Min Denoms: $1k x $1k

* RR Compliance: US-Yes, EU-No, UK-No

* Bill and Deliver: SMBC

* Roadshow: https://dealroadshow.finsight.com

Passcode (Case Sensitive): GMCAR264

Direct Link: https://dealroadshow.finsight.com/e/GMCAR264

* IntexNet/CDI:

Dealname: smbcgmcar264

Password: A43X

CLASS	CUSIP	ISIN
A-1	379966AA2	US379966AA24
A-2-A	379966AB0	US379966AB07
A-2-B	379966AC8	US379966AC89
A-3	379966AD6	US379966AD62
A-4	379966AE4	US379966AE46
B	379966AF1	US379966AF11
C	379966AG9	US379966AG93

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at https://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-833-240-3184 or you may e-mail a request to siasg@smbcnikko-si.com. The securities may not be suitable for all investors. SMBC Nikko Securities America, Inc., and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.